Exhibit 10.18

Silvan Touch Exclusive Distribution Contract
Edition: V l.0	Contract No.:201009001

Party A: Qianxinan Silvan Flooring Company Limited.
Party B: Lin Hongbin

After consultations and confirmation in accordance with the principles of honesty, cooperation in good faith, equality and mutual benefit, Party A and Party B hereby enter into the cooperation agreement in respect of the distribution of “Silvan Touch” series products. Both parties represent as follows: both parties have understood and recognized all contents herein, and agree to undertake their respective responsibilities and obligations, and perform the Agreement faithfully.

I.	Recognition and Appointment

Article 1 Party B is willing to distribute the “Silvan Touch” brand laminate flooring, multi-layer solid wood flooring, solid wood flooring and accessory series products manufactured by Party A, and has recognized and will voluntarily abide by Party A’s conditions and policies on distribution of products; while Party A, after the survey and assessment, hereby appoints Party B as the exclusive distributor of Silvan Touch products in Chonqqing City (territory: subject to the administrative division of the state). Article 2 Qualifications for Party B to become a distributor of Party A in the aforesaid territory:

1.       Annual sales target of Party B agreed by both parties: RMB FIFTY MILLION (?:50,000,000.00)

2.        Upon the execution of the Contract, Party B shall possess 16 subordinate distributors of Party A’s products at least within three months after the commencement of the distribution cooperation, and develop no less than 35 subordinate distributors of Party A’s products within six months; and the total number of Party B’s sales outlets in the same year shall be up to 60.

3.        Subordinate distributors governed by Party B shall abide by relevant policies of Party A on product distribution, and carry out unified store image building under relevant cost support and terminal image logo requirements of Party A, as well as conduct the market information feedback with Party A, and implement standard distribution and after-sale service in light of Party A’s training.

4.        Party B shall pay RMB FIFTY THOUSAND ONLY (?:50,000.00) to Party A as the brand maintenance fee within seven working days after the execution of the Contract.

II.	Division of Distribution Territory

Article 3 The distribution territory of Party B as the distributor in the appointed territory shall be subject to the determination of both parties through negotiation, which, in principle, shall be subject to the administration division promulgated by the state as the division standard.

Article 4 Under the premise that Party B has fulfilled the monthly and annual sales targets stipulated by Party A, Party A shall be obliged to implement the distribution appointment strictly. During the cooperation period, Party A shall not make supply to other distributors excluding Party B in the territory, regardless of the excuse (with the exception that any large real estate project orders directly from Party A). Party A will conduct an assessment to Party B’s fulfillment of the sales target on a quarterly basis. Where Party B fails to fulfill corresponding sales target, Party A will make such decisions as giving warning to Party B, reducing the distribution territory of Party B, increasing distributors in specially appointed territory within the territory, or terminating the distribution appointment as the case may be.

III.	Rights and Obligations of Both Parties

Article 5 Rights and obligations of Party A

1.        Party A shall be obliged to provide products conforming to the provisions of national laws and regulations, and offer after-sale service to the products in light of relevant national provisions.

2.        Party A shall be obliged to provide corresponding marketing documents in supply (relevant supporting documents that Party B, in light of relevant national provisions, believes that Party A shall present).

3.        Party A shall have the right to monitor the distribution territory of Party B, and to advance the opinions for improvement to guarantee the consistency of Party B’s development with the Company;

4.        Party A shall have the right to access the data regarding the territory governed by Party B, and to build the database. The aforesaid data belong to confidential documents within the cooperation period of both parties and even after the termination of the cooperation, and shall not be disclosed to any third party.

5.        Party A shall have the right to decide on the regional advertising campaign project;

6.        During the cooperation period, Party A shall be obliged to guarantee the maximum interests of Party B in distribution;

7.        During the cooperation period, Party A shall be obliged to guarantee Party B’s after-sale service in distribution to the utmost extent;

8.        Party A shall be obliged to assist Party B to develop network, hold promotion conference, market seminar, trainings, etc.; and

9.        Party A shall reserve the right to divide and adjust the national market area.

Article 6 Rights and obligations of Party B

1.        Party B shall have the right to distribute Party A’s products within the appointed distribution territory governed;

2.        Under the premise of not violating Party A’s policies on sale of products and market operation, Party B shall have the right to decide on the business decision of subordinate distributors;

3.        Party B shall be obliged to follow and implement various sales policies, price policies, market management policies and after-sale service policies of Party A in its distribution activities;

4.        Party B shall have the right to monitor the market operation of Party A’s personnel; and

5.        To suggest the advertising campaigns in its distribution territory;

6.        To take charge of the negotiation and handling with local consumer council, administration of industry and commerce, quality inspection authority, and press;

7.        Where Party B has no serious defaults during the contract period, and proposes continuous distribution cooperation after the expiry of the Contract, and can conduct distribution in light of Party A’s distribution policies, it shall have the priority to renew the distribution contract, but both parties shall conclude a new distribution contract in light of the market situation at that time;

8.        Party B shall organize a full-time marketing team of 8 people above to specially take charge of the market development and maintenance of ”Silvan Touch” products. Besides, Party B shall also, in light of needs, set up exclusive store or counter in key building material market to promote the distribution;

9.        Party B shall be obliged to organize distributors within its distribution territory to participate in the promotion conference, market seminar, training meetings, etc.; and 10. In any promotion campaign carried out for the purpose of market launch and stabilization, Party B shall allocate special human, material and financial resources to give cooperation and support.

IV.	Ordering, Payment and Mode of Transportation

Article 7 Ordering and payment

1.        When placing an order, Party B shall issue a written order form to Party A (including fax order). An order form shall be signed by Party B’s legal representative or authorizee. Each order form shall form an annex to the Contract, and constitute an integral part of the Contract.

2.        Party B shall pick up goods in ready money, and remit the payment for goods to the bank account designated by Party A through bank.

Article 8 Mode of transportation and responsibility

1.        Party A, after receiving Party B’s remittance and confirming the receipt, shall be responsible for forwarding the goods ordered by Party B to the cargo terminal designated by Party B; while Party B shall give Party A the detained name of the cargo terminal, name of consignee and the contact information in writing.

2.        Party A shall be responsible for loading the goods and forwarding them to the cargo terminal designated by Party B, also bear all liabilities prior to the sign-off of the cargo terminal designated by Party B. Party B shall be obliged to check and accept the goods on the day when the goods arrive at the cargo terminal; in the event of any discrepancy in quantity, quality, specification, or model, Party B shall advance written opinions to Party A within two days as of the date when it receives the goods; or it shall be taken that the goods are qualified in terms of quantity, quality, etc.

3.        Party B shall undertake the freight and risk from the cargo terminal designated by Party B to Party B’s destination.

4.        Where Party B intends to insure the goods, it shall stipulate the insured amount in the order and be liable for the insurance handling charge.

V.	Market Protection Strategies

Article 9 Party B shall carry out the market development in light of the sales model of Party A.

Article 10 Party B can only sell the products within the appointed territory, and is prohibited to sell beyond the appointed territory. Sale of Party B directly or through any third party beyond its appointed territory shall be deemed as irregular cross-territory sales. In case of malicious cross-territory sales, Party A shall have the right to, in accordance with its provisions prohibiting cross-territory sales, punish Party B and even cancel Party B’s exclusive distributorship as the case may be.

Article 11 In the market territory management, in the event of cross-territory sales within Party B’s territory, Party B shall have the right to punish its subordinate distributors. In case of cross-territory sales beyond the territory of Party B, Party A shall have the right to punish Party B; meanwhile, Party B shall punish relevant responsible distributor and person.

Article 12 Party B shall monitor whether Party A’s regional market administrator has engaged in any irregularity within its appointed distribution territory. Once any irregularity has been found, it shall forthwith notify Party A’s headquarters in writing; while Party A shall be obliged to handle the irregularities reported, and give explicit reply to Party B within five working days.

Article 13 General principles adopted by Party A in the handling of irregularities:

1.        Where any irregularity has been confirmed, Party A will give handling opinions to the party engaging in the cross-territory sales and the injured party respectively;;

2.        The party engaging in the cross-territory sales shall forthwith act in light of the contents stipulated in the handling opinions;

3.        The party engaging in the cross-territory sales shall accept the punishment in light of the handling opinions;

4.        Where the default party fails to follow the handling stipulated herein, it shall be taken as breach of contract. Party A shall have the right to cancel its distribution right and reserve the right to investigate the default liability of the default party;

5.        If the party engaging in the cross-territory sales solves the problem with the injured party through negotiation, Party A shall respect the solutions and undertake not to investigate other liabilities.

VI.	Intellectual Property Protection

Article 14 Party B represents and warrants that it knows clearly that “Silvan Touch” is Party A’s trademark and trade name, and it can only use the trademark and trade name in the manner recognized by Party A while selling and publicizing Party A’s “Silvan Touch” brand products.

Article 15 Party B further represents and warrants to Party A that it respects the intellectual property of Party A, and will use “Silvan Touch”-related copyright, trademark right, patent right, internal software, user interface and other rights strictly in accordance with Party A’s instructions. Party B, without the written consent of Party A, shall not change “Silvan Touch” products and its packages, or affix other loges arbitrarily, or use Party A’s trademark, trade business, logo and package in other business activities.

Article 16 Party A shall have the right to unilaterally terminate the Contract and claim compensation against Party B for any tort resulting from misuse.

Article 17 Party B shall be obliged to keep Party A’s trade secrets obtained for distributing Party A’s products confidential. Moreover, the confidentiality obligation shall not be terminated due to the contract termination by both parties.

Article 18 Party B, as a distributor of Party A, shall be obliged to safeguard the intellectual property of Party A within its distribution territory, and shall forthwith stop the behavior of any party infringing the intellectual property of Party A found, and notify Party A in writing of it.

VII.	After-sale service Management

Article 19 Any quality problem of Party A’s products shall be handled in accordance with relevant provisions of the state.

Article 20 Upon the arrival of Party A’s first products at Party B, Party B shall start the establishment of the after-sale service center.

Article 21 See Party A’s detailed after-sale service management documents for the warranty scope, warranty period, purchase price and settlement of Party A’s products and accessories for details. Article 22 In the event of any quality defect with certain batch of products due to production of Party A, Party A shall be obliged to give timely replacement, and be liable for the freight of the goods returned. In principle, replacement is unavailable for non-quality problem.

Article 23 Party A shall provide technical information regarding the products to Party B by various means and on a regular basis, and set up the user hotlines to offer better service to users.

Article 24 Party A shall be obliged to solve complaints of end users within the distribution territory of Party B.

VIII.	Term and Termination

Article 25 The Contract shall be valid for one year from 5 September 2010 to 5 September 2011, and shall become effective after signed and sealed by both Party A and Party B.

Article 26 In any of the following cases, either party shall have the right to notify the other party in writing to terminate the Contract:

1.        The other party has violated the Contract seriously or Party B has failed to fulfill the monthly sales plan assigned by Party A for three consecutive months;

2.        Either party goes bankrupt or enters the liquidation procedures (regardless of mandatory or voluntary);

3.        Force majeure frustrates the contract performance;

4.        Party B assaults, slanders or damages the image and reputation of Party A in public or media;

5.        Upon the termination of the Contract, Party A shall represent to Party B in writing that Party A shall be responsible for the after-sale service of all products sold by Party B.

IX.	Dispute Resolution

Article 27 In respect of any dispute arising from the Contract (including the disputes arising from the termination of the Contract), either party shall have the right to notify the other party in writing of the substantial contents of the dispute and its willingness to solve it through amicable negotiation. Both parties shall try to solve the dispute friendly within 30 days as of the aforesaid notification date. Article 28 Where no solution acceptable by both parties is found out within 30 days, either party shall have the right to take legal action at the court of the place where Party A is located.

X.	Miscellaneous

Article 29 This Contract shall be made in quadruplicate, with Party A and Party B each holding two of equal legal effect, Article 30 Matters uncovered herein shall be supplemented in the “Supplementary Agreement”. In the event of any conflict with the Contract, the “Supplementary Agreement” shall prevail. “Supplementary Agreement” to the Contract shall form an integral part of the Contract, and have the equal effect as the Contract.

Article 31 Both Parties confirm that the Contract is confidential; and neither shall disclose it to any third party without the written consent of the other party.

Article 32 Upon the written consent of both Party A and Party B, and the conclusion of the change letter by Party B and a third party, Party B can transfer its distribution right to a third party, but the transferee shall conclude a new distribution agreement with Party A.

Article 33 Party A shall bear no liability for any business activity of Party B in distribution violating the national laws, which shall be solved by Party B independently.

XI.	Important Notes

Article 34 Party A solemnly declares that during the valid implementation period of the Contract, all business intercourse between Party A and Party B shall be subject to Party A’s written notice (reply); and oral commitments of Party A’s staff regardless of the title shall be deemed as invalid; Article 35 Party A solemnly declares that during the valid implementation period of the Contract, any personnel of Party A regardless of the title, without the written authorization of Party A, shall not get involved in any economic intercourse with Party B; or the party concerned shall bear all consequences therefrom.

Party A: Qianxinan Silvan Flooring Company	Party B: Exclusive Distribution of Silvan Touch in
Limited.	Chongqing City
Signatory Representative:	Signatory Representative: Lin Hongbin
Legal Representative: Bai Yulu	Legal Representative:
Date: 5 September 2010	Date: 5 September 2010